March 24, 2010

FOR IMMEDIATE RELEASE

OAK Financial Corporation to Coordinate Second Quarter Dividend Dates in light of Pending Merger with Chemical Financial Corporation

Byron Center, Michigan – March 24, 2010 --OAK Financial Corporation (OTCBB: OKFC), the holding company for Byron Bank, announced today that it will delay a decision on the declaration of a common stock dividend for the second calendar quarter of 2010.  The delay is intended to facilitate the coordination of second quarter dividend record and payment dates with Chemical Financial Corporation, which has agreed to acquire OAK Financial.

As previously announced, OAK Financial has entered into an Agreement and Plan of Merger to merge into Chemical Financial Corporation.  OAK Financial’s shareholder meeting to vote on the transaction will be held April 16, 2010.   If the merger is approved by OAK Financial’s shareholders and if other conditions to closing are satisfied, OAK Financial and Chemical Financial anticipate that the merger will be completed effective April 30, 2010.   Upon completion of the merger, OAK Financial shares will be converted into the right to Chemical Financial common shares and any Chemical Financial dividend with a record date after April 30, 2010.    If Chemical Financial declares a second quarter dividend with a record date after the completion of the merger, then all Chemical Financial shareholders as of that record date will receive that dividend, including OAK Financial shareholders who received Chemical Financial shares in the merger.

OAK Financial Corporation owns Byron Bank, which operates 14 branches in West Michigan, Byron Investment Services, a full service provider of investment and retirement products, and Byron Insurance Agency, a provider of personal and commercial lines of insurance.

Additional Information about the Chemical/OAK Transaction

Chemical Financial Corporation has filed a registration statement with the SEC to register the securities that the OAK shareholders will receive if the merger is consummated. The registration statement contains a prospectus and proxy statement and other relevant documents concerning the merger. Investors are urged to read the registration statement, the prospectus and proxy statement, and any other relevant documents when they become available because they contain important information about Chemical, OAK, and the merger. Investors are able to obtain the documents free of charge at the SEC’s website, www.sec.gov .

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For more information, please contact:
Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Chief Operating Officer at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.